UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SUPPLEMENT TO PROXY STATEMENT
To our Shareholders:
Alaska Communications Systems Group, Inc. (“ACS” or the “Company”) filed a Proxy Statement dated April 29, 2011 (“Proxy Statement”) containing five (5) proposals for the consideration of our shareholders. The purpose of this letter from our Board of Directors (the “Board”), of which I am Chairman, is to provide our shareholders with supplemental information in support of Proposal 2.
Proposal 2: To approve the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan
Under Proposal 2, the Board is requesting Company shareholders to approve a new 2011 Incentive Award Plan (the “Plan”). The Plan will replace our 1999 Stock Incentive Plan and our 1999 Director Stock Compensation Plan (the “1999 Plans”). The Board is not asking our shareholders to approve any additional shares for issuance under the new Plan. Rather, if the Plan is approved, the only shares that may be issued under the Plan are shares already authorized for issuance under the 1999 Plans, which will be transferred to the Plan. The purpose of Proposal 2 is to simplify and modernize our equity incentive plans in order to provide the Company with the tools we need to attract and retain quality employees in our remote Alaska location, while ensuring that the interests of our employees are aligned with those of our shareholders. Proposal 2 also allows ACS to pay less in cash compensation than the median of our peers and thereby retain more cash-on-hand for use in operating activities and for other purposes. The Board believes that approval of Proposal 2 is in the best interest of our shareholders.
One proxy advisory service (Glass Lewis & Co. or “Glass Lewis”) has recommended that our shareholders vote in favor of Proposal 2, and one proxy advisory service (ISS Proxy Advisory Services or “ISS”) has recommended that shareholders vote against the Plan. In recommending in favor of Proposal 2, Glass Lewis’ analysis noted that the proposed Plan would not authorize any additional shares and, consequently, would not dilute current shareholders. In contrast, ISS recommended that shareholders vote against the Plan primarily because the distribution of equity to our employees (the “burn rate”), as ISS calculates it, exceeds ISS’ own guidance for such distributions. The Board disagrees with the methods and conclusions of ISS for the following reasons:
•	The Company’s burn rates (a measure of how much equity is awarded over time) have decreased for each of the past three consecutive calendar years. The unadjusted burn rate was 3.74%, 3.67% and 1.80% for calendar years 2008, 2009 and 2010, respectively. Further, the Board estimates that the 2011 unadjusted burn rate will be approximately 1.60%.

•	Approximately 73,000, 2,000 and 12,000 previously granted options and 289,000, 189,000 and 167,000 previously granted Restricted Stock Units (“RSU’s”) were forfeited in 2010, 2009 and 2008, respectively. ISS nevertheless included these options and RSUs in its calculations of our burn rate. The Company also included forfeited shares in its burn rate calculation. However, the forfeited shares included in these calculations cannot be dilutive or transfer shareholder value, and the Board asks you to consider this point in evaluating our burn rate and shareholder value transfer.

•	A significant amount of Stock-Settled Stock Appreciation Rights (“SARs”) granted in 2008 have remained under-water (i.e., awards where the market value of the underlying stock is less than the grant price) since they were granted, but ISS included these under-water SARs in its calculation of burn rate. The Company also included under-water awards in its burn rate calculation. However, as under-water SARS have no present value and cannot be dilutive or transfer shareholder value, the Board asks you to consider this point as well in evaluating our burn rate.

•	Unlike ISS, ACS does not use an artificial multiplier in calculating the number of shares burned. The Board believes the use of such a multiplier may be misleading to shareholders because use of such a multiplier does not accurately reflect the number of shares burned.

600 Telephone Ave., Anchorage, Alaska 99503	tel 907.297.3000 — fax 907.297.3100	www.alaskacommunications.com

•	The Company has fully complied with the commitment it made to our shareholders in July 2009 to ensure that its burn rate remained under two percent of outstanding shares. In the period July 10, 2009 — July 9, 2010, the Company’s actual burn rate was 1.77%. The estimated burn rate for the period July 10, 2010 — July 9, 2011 is approximately 1.72%.

•	As noted, shareholders are not being asked to approve the allocation of any new shares to the proposed Plan. All shares available for grant under the Company’s existing 1999 Plans will be transferred to the new Plan. The Board believes that sufficient shares will be transferred from the existing 1999 plans to allow for an additional three years of equity incentive grants at 2010 levels. Shareholder approval will be required for the authorization of any new shares to the proposed Plan.

•	The proposed Plan includes a number of provisions that are more beneficial for shareholders than corresponding provisions of the 1999 plans, including provisions eliminating single triggers for change in control benefits (replacing them with double triggers, which are generally preferred from an investor standpoint), the addition of a clawback policy and provisions that do not allow certain shares that are withheld, not issued, or market purchased to replenish the available share pool. One purpose of the new Plan is to more closely align the terms of our equity incentive plans with what we believe are current “best practices” with respect to such plans. If the proposed Plan is not approved, the out-of-date provisions of our 1999 Plans will remain in effect.

•	The Board has determined that significant stock compensation is a valuable tool aligning the interests of our employees with those of our shareholders. In addition, the Board sees more value in retaining cash that would otherwise be used as compensation for Company use in operations and for other important business purposes. Finally, the Board understands the challenges the Company faces in attracting and retaining the most qualified and talented employees in its remote location in Alaska. We believe that shareholders should consider these factors that weigh in favor of approving the Plan notwithstanding the recommendations of one proxy advisory service.
The Board takes seriously its commitment to manage the burn rate while administering an equity incentive program that appropriately compensates ACS employees and aligns their interests with those of our shareholders. Commencing in 2011, our equity incentive program for executives has been restructured to increase the emphasis on pay for performance by providing that two-thirds of each executive’s equity awards are in the form of performance share units (“PSUs”). These PSUs are forfeited if the associated Company performance target is not met or exceeded.
In closing, on behalf of the ACS Board of Directors, I ask you to vote in favor of Proposal 2 and in support of the Board’s belief that the interests of our shareholders are better served by implementing an updated and more administratively efficient 2011 Award Incentive Plan. Please support our employees in their goal of delivering value to you, our shareholders. Thank you for your support.
Sincerely,
/s/ Edward J. (Ned) Hayes, Jr.
Edward J. (Ned) Hayes, Jr.
Chairman of the Board of Directors

600 Telephone Ave., Anchorage, Alaska 99503	tel 907.297.3000 — fax 907.297.3100	www.alaskacommunications.com